Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2009

FINANCIAL RESULTS AND REITERATES FULL YEAR OUTLOOK

~ First Quarter Net Sales Increased 8.1% to $123.9 Million ~

~ First Quarter Net Income Increased 18.1% to $5.1 Million, or $0.19 Per Diluted Share ~

TOANO, VA, May 6, 2009 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the first quarter ended March 31, 2009.

First Quarter Results

Net sales increased $9.3 million, or 8.1%, to $123.9 million in the first quarter of 2009 from $114.6 million in the first quarter of 2008. Comparable store net sales decreased 5.8% for the quarter compared to an increase of 7.0% for the first quarter of the prior year. Non-comparable store net sales increased $15.9 million. The Company opened 10 new stores during the first quarter.

Gross margin increased to 36.0% in the first quarter of 2009 compared to 35.0% in the same period of 2008. The improvement in gross margin was primarily due to changes in product line sales mix as well as a continued shift by customers to premium products within the product lines. In addition, lower transportation costs and the continued execution of operational initiatives within store operations, merchandising and logistics also contributed to gross margin expansion.

Selling, general and administrative (SG&A) expenses were $36.3 million, or 29.3% of net sales, for the first quarter of 2009 compared to $32.3 million, or 28.2% of net sales, for the first quarter of 2008. The increase in SG&A as a percentage of sales reflects increased payroll and occupancy costs as a result of store growth, as well as continued investments in merchandising, warehousing and information technology to drive long-term margin expansion. This was partially offset by the Company’s continued ability to leverage national advertising spend.

Net income increased 18.1% to $5.1 million, or $0.19 per diluted share, in the first quarter of 2009 compared to $4.3 million, or $0.16 per diluted share, in the first quarter of the prior year. The effective tax rate was 39.3% in the first quarter of 2009 compared to 46.2% in the first quarter of 2008.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “Our first quarter results reflect the strong appeal of Lumber Liquidators’ unique value proposition and solid performance from our new stores, as well as our flexible approach to marketing. We continued to gain market share in the highly-fragmented wood flooring market as customers sought value in our superior selection of quality products that we offer at everyday low prices. Further, our call-to-action advertising focused on specific offerings resonated with consumers in the current environment. Overall, we are very pleased with the additional operating efficiencies we are generating and our strong execution across the organization.”

Company Outlook

Based upon first quarter results and current trends, the Company reiterated its 2009 guidance. Net sales for the full year are expected to be in the range of $515 million to $530 million, with a decrease in comparable store net sales in the low to mid-single digit range and the opening of 30 to 36 store locations. The Company continues to expect full year 2009 earnings per diluted share in the range of $0.76 to $0.86.

Mr. Griffiths concluded, “The investments we have made in our infrastructure, the operational efficiencies we have created and the improvements we have made in inventory management are enabling us to achieve positive financial results and further strengthen our cash position. Our strong capital structure, combined with our highly attractive value proposition and low-cost and adaptable business model, place Lumber Liquidators in a strong position to further expand the business and capture additional market share as we move forward. While we remain cautiously optimistic in the near-term given the current environment, we are confident in our ability to continue to grow and expand operating margin.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, May 6, 2009, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (800) 890-4043 or (913) 312-0395. A replay will be available approximately one hour after the call through May 20, 2009 and may be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering pin number 9499476. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 160 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	FD
Daniel Terrell	Leigh Parrish/Caren Villarreal
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Net Sales	$123,852	$114,549
Cost of Sales	79,290	74,427

Gross Profit	44,562	40,122

Selling, General and Administrative Expenses	36,295	32,314

Operating Income	8,267	7,808

Interest Expense	—	25
Other (Income) Expense	(122)	(238)

Income Before Income Taxes	8,389	8,021

Provision for Income Taxes	3,296	3,709

Net Income	$5,093	$4,312

Net Income per Common Share—Basic	$0.19	$0.16

Net Income per Common Share—Diluted	$0.19	$0.16

Weighted Average Common Shares Outstanding:
Basic	26,797,185	26,748,726
Diluted	27,176,650	26,806,861

Lumber Liquidators, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$46,123	$35,139
Merchandise Inventories	106,507	88,731
Prepaid Expenses	4,934	5,033
Other Current Assets	3,277	3,731

Total Current Assets	160,841	132,634
Property and Equipment, net	13,736	13,780
Deferred Income Taxes	2,317	2,317
Other Assets	3,756	3,674

Total Assets	$180,650	$152,405

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$25,007	$15,373
Customer Deposits and Store Credits	17,698	10,418
Other Current Liabilities	15,907	10,598

Total Current Liabilities	58,612	36,389

Deferred Rent	1,763	1,619

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 26,803,202 and 26,796,891 outstanding, respectively)	27	27
Additional Capital	88,398	87,613
Retained Earnings	31,850	26,757

Total Stockholders’ Equity	120,275	114,397

Total Liabilities and Stockholders’ Equity	$180,650	$152,405

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$5,093	$4,312
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,164	1,082
Stock-Based Compensation Expense	802	614
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(17,776)	(23,923)
Accounts Payable	9,634	11,066
Customer Deposits and Store Credits	7,280	2,634
Prepaid Expenses and Other Current Assets	553	149
Other Assets and Liabilities	5,527	5,129

Net Cash Provided by Operating Activities	12,277	1,063

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(1,275)	(1,567)

Net Cash Used in Investing Activities	(1,275)	(1,567)

Cash Flows from Financing Activities:
Payments of Long-Term Debt and Capital Lease Obligations	(1)	(50)
Proceeds from the Exercise of Stock Options	13	—
Common Stock Purchased Pursuant to Equity Compensation Plans	(30)	(51)

Net Cash Used in Financing Activities	(18)	(101)

Net Increase (Decrease) in Cash and Cash Equivalents	10,984	(605)
Cash and Cash Equivalents, Beginning of Period	35,139	33,168

Cash and Cash Equivalents, End of Period	$46,123	$32,563